Exhibit 10.1

TRANSITION LETTER TO EMPLOYMENT AGREEMENT

This Transition Letter (this “Letter”) amends and supplements certain provisions set forth in the Employment Agreement by and between SIRIUS XM RADIO LLC, a Delaware limited liability company (the successor to Sirius XM Radio Inc., the “Company”), and PATRICK L. DONNELLY (the “Executive”), dated as of November 21, 2022 (the “Employment Agreement”). Terms used but not otherwise defined herein shall have the respective meanings set forth in the Employment Agreement.

In consideration for the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.        Term. The Executive shall be employed on, and expected to perform his duties and responsibilities on, a full-time basis from January 3, 2025 (the “Effective Date”) through April 4, 2025 (such date, the “Full-Time End Date”, and such period of time from the Effective Date through the Full-Time End Date, the “Full-Time Term”). The Executive shall be employed, and expected to perform his duties and responsibilities, on a part-time basis following the Full-Time End Date through December 31, 2025 (the “Part-Time Term”, together with the Full-Time Term, the “Term”). Notwithstanding Section 3 of the Employment Agreement, the Term shall end on the date on which the Executive’s employment with the Company terminates, which last day of employment shall be the Termination Date for purposes of the Employment Agreement and this Letter.

2.        Title. During the Full-Time Term, the Executive shall retain his title as the Executive Vice President, General Counsel and Secretary of the Company and Sirius XM Holdings Inc. (“Holdings”) until the Company hires a new officer to assume his duties and responsibilities. Once the Company has hired such new officer, the Executive’s title for the remainder of the Full-Time Term, and during the Part-Time Term, shall be Advisor to the General Counsel.

3.        Duties and Reporting Relationship. During the Full-Time Term, but until the Company has hired a new officer to assume the Executive’s duties and responsibilities, Section 2 of the Employment Agreement shall continue in full force and effect. Once the Company has hired a new officer to assume the Executive’s duties and responsibilities, and during the Part-Time Term, the Executive shall assist the Company with any transition of the Executive’s duties and responsibilities and assist the Company’s Chief Executive Officer and General Counsel with any special projects as reasonably requested by the Company. During the Part-Time Term, the Executive shall work the equivalent of three full-time days per week.

4.        Compensation. Notwithstanding Section 4 of the Employment Agreement, starting on the Effective Date and continuing for the remainder of the Full-Time Term, the Executive’s Base Salary will continue to be $1,025,000. During the Part-Time Term, the Executive’s Base Salary shall be $615,000 (the “Part-Time Base Salary”).

5.        Bonus. During the Full-Time Term, the Executive will remain eligible to earn a Bonus in accordance with Section 5(c) of the Employment Agreement. Notwithstanding Section 5(c) of the Employment Agreement, any Bonus earned by the Executive in respect of the 2025 fiscal year (the “2025 Bonus”) shall be prorated by multiplying any 2025 Bonus by a fraction, the numerator of which is the number of days the Executive remained employed as a full-time employee of the Company during the 2025 calendar year and the denominator of which is 365 (such amount, the “Pro-Rated 2025 Bonus”). Any Pro-Rated 2025 Bonus shall become payable in 2026, when the Company’s bonuses are normally paid, but in no event later than March 15, 2026. The 2025 Bonus shall be subject to the Executive’s individual performance and satisfaction of objectives established by the CEO or the Board or the Compensation Committee, and further is subject to the exercise of discretion by the CEO and review and approval by the Compensation Committee.

6.        Benefits.

(a) During the Full-Time Term, the Executive shall be entitled to participate fully in any other benefit plans, programs, policies and fringe benefits which may be made available to the executive officers of the Company and/or Holdings generally, including, without limitation, disability, medical, dental and life insurance and benefits under the Company’s and/or Holdings’ 401(k) savings plan and deferred compensation plan. During the Part-Time Term, the Executive shall be entitled to participate in such plans to the extent eligible pursuant to the terms of such plan(s) and the Company’s existing policies, and in accordance with applicable law. To the extent the Executive is not eligible for medical, dental or vision insurance during the Part-Time Term, the Company shall pay, in a manner that will not be taxable to the Executive, the Executive for the employer-portion of obtaining those benefits under COBRA (that is, an amount equal to the percentage of such costs that the Company would have paid if the Executive remained a full time employee of the Company) while the Executive remains employed during the Part-Time Term.

(b) In accordance with the Sirius XM Holdings Inc. Deferred Compensation Plan (the “Plan”) which became effective July 1, 2015, the Company acknowledges that the Executive will experience a Retirement (as solely defined in the Plan and not for any other purpose) and a Separation from Service (as solely defined in the Plan and not for any other purpose) as of the last day of the Full-Time Term. The Company agrees that, on the first day of the Part-Time Term, it shall irrevocably notify Fidelity, as administrator of the Plan, to commence distributions to the Executive at the time(s) and in the amount(s) in accordance with the Plan and the Executive’s deferral elections.

7.        Termination.

(a) If during the Full-Time Term the employment of the Executive is terminated by the Company without Cause (which shall not include the occurrence of the Full-Time End Date), the Executive shall be entitled to receive the severance payments and benefits described in Section 6(f)(ii) of the Employment Agreement in accordance with the terms thereof, provided that the Pro-Rated 2025 Bonus shall be paid in lieu of the pro-rated Bonus contemplated by Section 6(f)(ii)(C). The Company’s obligation to pay the foregoing severance payments and benefits (other than the Accrued Payments and Benefits) shall be conditioned upon the Executive executing, delivering and not revoking during the applicable revocation period a waiver and release of claims against the Company and Holdings substantially in the form attached to this Letter as Exhibit A (the “Release”) within sixty (60) days following the Termination Date.

(b) If during the Part-Time Term, the employment of the Executive is terminated by the Company without Cause (which shall not include the occurrence of the last day of the Part-Time Term on December 31, 2025), the Executive shall be entitled to receive (i) the Accrued Payments and Benefits; (ii) the Pro-Rated 2025 Bonus, to the extent earned pursuant to Section 5 of this Letter; and (iii) the amount of the Part-Time Base Salary that the Executive would have otherwise received had the Executive remained employed through the last day of the Part-Time Term on December 31, 2025 (such amount, the “Part-Time Severance Payment”). The Part-Time Severance Payment shall be paid in a lump sum on the sixtieth (60th) day following the Termination Date. The Company’s obligation to pay the Part-Time Severance Payment shall be conditioned upon the Executive executing, delivering and not revoking during the applicable revocation period the Release within sixty (60) days following the Termination Date.

(c) The Executive understands and acknowledges that the implementation of the modifications described herein shall not constitute “Good Reason” under the Employment Agreement or any other agreement. Notwithstanding Section 6 of the Employment Agreement, the Executive understands and acknowledges that by signing this Letter, the Executive is waiving any right he may have to resign for “Good Reason” during the Term (including under Section 6(f)(ii) of the Employment Agreement).

(d) Nothing in this Letter shall limit the Company’s ability to terminate the Executive for Cause during the Term in accordance with the terms of the Employment Agreement.

(e) Except as set forth in this Letter, the Executive shall not be entitled to receive any severance payments or benefits under the Employment Agreement upon his termination of employment with the Company for any reason (including as a result of a termination by the Company without Cause), including on the last day of the Term.

8.        Restrictive Covenants; Survival.

(a) Upon the termination of the Term or termination of the Executive’s employment with the Company, except as set forth in Section 7(e) of this Letter, the respective rights and obligations of the parties under the Employment Agreement shall survive, including the provisions of Section 6(j) of the Employment Agreement relating to the Executive’s right to participate in the Company’s medical and dental insurance plans until the third anniversary of the date of termination of the Executive’s employment, to the extent necessary to carry out the intentions of the parties under the Employment Agreement.

(b) Without limiting the generality of the foregoing, Sections 7 and 8 of the Employment Agreement will continue in full force and effect.

(c) For purposes of Section 8 of the Employment Agreement, the Restricted Period shall mean a period of one (1) year beginning on the last day of the Full-Time Term.

9.        Governing Law. This Letter shall in all respects be governed by and construed in accordance with the laws of the State of New York as to all matters, including but not limited to matters of validity, construction, effect and performance.

10.      Severability. If any provision of this Letter shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Letter effective as of January 2, 2025.

SIRIUS XM RADIO LLC

By:	/s/ Faye Tylee
Faye Tylee
Chief People + Culture Officer

/s/ Patrick L. Donnelly
PATRICK L. DONNELLY

Exhibit A

AGREEMENT AND RELEASE

This Agreement and Release, dated as of _________, 2025 (this “Agreement”), is entered into by and between PATRICK L. DONNELLY (the “Executive”) and SIRIUS XM RADIO LLC (the successor to Sirius XM Radio Inc., the “Company”).

The purpose of this Agreement is to completely and finally settle, resolve, and forever extinguish all obligations, disputes and differences arising out of the Executive’s employment with and separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the Executive and the Company hereby agree as follows:

1.  The Executive’s employment with the Company is terminated as of _____________, 2025 (the “Termination Date”).

2.  The Company and the Executive agree that the Executive shall be provided severance pay and other benefits, less all legally required and authorized deductions, in accordance with the terms of [Section 7(a) or Section 7(b)] of the Transition Letter to Employment Agreement dated January 2, 2025 (the “Transition Agreement”); provided that no such severance benefits shall be paid or provided if the Executive revokes this Agreement pursuant to Section 4 below. The Executive acknowledges and agrees that the Executive is entering into this Agreement in consideration of such severance benefits and the Company’s agreements set forth herein. All vacation pay earned and unused as of the Termination Date will be paid to the Executive to the extent required by law. Except as set forth above, the Executive will not be eligible for any other compensation or benefits following the Termination Date other than (i) any vested accrued benefits under the Company’s compensation and benefit plans, (ii) the rights, if any, granted to the Executive under the terms of any stock option, restricted stock, performance-based restricted stock or other equity award agreements or plans, and (iii) the rights to indemnification and to directors’ and officers’ liability insurance under (w) the Employment Agreement (as defined in the Transition Agreement), (x) the Certificates of Incorporation and Bylaws of Sirius XM Holdings Inc. (“Holdings”) and the Company and their affiliates (or similar constituent documents of affiliates), (y) the Indemnification Agreement dated as of September 9, 2024 between the Executive and Holdings or (z) the provisions of Delaware law.

3.  The Executive, with the intention of binding the Executive and the Executive’s heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges Holdings, the Company and their respective parents, subsidiaries, and affiliated companies and its and their predecessors, successors, and assigns, if any, as well as all of their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the Executive’s execution hereof, including, without limiting the generality of the foregoing, (a) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement and (b) all claims for any payment under the Employment Agreement and the Transition Agreement; provided that nothing contained in this Agreement shall affect the Executive’s rights (i) to indemnification from Holdings, the Company or their affiliates as provided in the Employment Agreement or otherwise; (ii) to coverage under the insurance policies of the Company, Holdings or their affiliates covering officers and directors; (iii) to other benefits which by their express terms extend beyond the Executive’s separation from employment (including, without limitation, the Executive’s rights under [Section 7(a) or Section 7(b) of the Transition Agreement] and 6(j) of the Employment Agreement); and (iv) under this Agreement, and (c) all claims for discrimination, harassment and/or retaliation, under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the New York State Human Rights Law, as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Executive’s employment with and/or separation from the Company, including but not limited to the termination of the Executive’s employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement.

4.  The Executive specifically waives all rights or claims that the Executive has or may have under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended (“ADEA”), including, without limitation, those arising out of or relating to the Executive’s employment with and/or separation from the Company, the termination of the Executive’s employment on the Termination Date, and/or any events occurring prior to the execution of this Agreement. In accordance with the ADEA, the Company specifically hereby advises the Executive that: (1) the Executive may and should consult an attorney before signing this Agreement, (2) the Executive has twenty-one (21) days to consider this Agreement, and (3) the Executive has seven (7) days after signing this Agreement to revoke this Agreement.

5.  Notwithstanding the above, nothing in this Agreement prevents or precludes the Executive from (a) challenging or seeking a determination of the validity of this Agreement under the ADEA; or (b) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency.

6.  This release does not affect or impair the Executive’s rights with respect to workers’ compensation or similar claims under applicable law or any claims under medical, dental, disability, life or other insurance arising prior to the date hereof.

7.  The Executive warrants that the Executive has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by the Executive against the Company or any other Released Party.

8.  The Executive shall not make any disparaging remarks about any of Holdings, the Company or any of their directors, officers, agents or employees (collectively, the “Nondisparagement Group”) and/or any of their respective practices or products; provided that the Executive may provide truthful and accurate facts and opinions about any member of the Nondisparagement Group where required to do so by law or in proceedings to enforce or defend the Executive’s rights under this Agreement or any other written agreement between the Executive and a member of the Nondisparagement Group and may respond to disparaging remarks about the Executive made by any member of the Nondisparagement Group. The Company and Holdings shall not, and they shall instruct their officers not to, make any disparaging remarks about the Executive; provided that any member of the Nondisparagement Group may provide truthful and accurate facts and opinions about the Executive where required to do so by law and may respond to disparaging remarks made by the Executive or the Executive’s agents or family members.

9.  The Company hereby represents and warrants that, except as previously disclosed in writing to the Executive, it is not aware of any facts or circumstances as of the date of this Agreement that would give rise to or serve as a basis for any claim against the Executive in connection with the employment and termination of employment of the Executive.

10.  The parties expressly agree that this Agreement shall not be construed as an admission by any of the parties of any violation, liability or wrongdoing, and shall not be admissible in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. The Company expressly denies any violation of any federal, state, or local statute, ordinance, rule, regulation, order, common law or other law in connection with the employment and termination of employment of the Executive.

11.  In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to the Executive in the event the Executive prevails on the merits of any action brought hereunder. All other requests for relief or damages awards shall be governed by Sections 20(a) and 20(b) of the Employment Agreement.

12.  The parties declare and represent that no promise, inducement, or agreement not expressed herein has been made to them.

13.  This Agreement in all respects shall be interpreted, enforced and governed under the laws of the State of New York and any applicable federal laws relating to the subject matter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. This Agreement shall be construed as if jointly prepared by the Executive and the Company. Any uncertainty or ambiguity shall not be interpreted against any one party.

14.  This Agreement, the Employment Agreement, the Transition Agreement, and [and list any outstanding award agreements] between the Executive and the Company contain the entire agreement of the parties as to the subject matter hereof. No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.

15.  The Executive and the Company represent that they have been afforded a reasonable period of time within which to consider the terms of this Agreement (including but not limited to the foregoing release), that they have read this Agreement, and they are fully aware of its legal effects. The Executive and the Company further represent and warrant that they enter into this Agreement knowingly and voluntarily, without any mistake, duress, coercion or undue influence, and that they have been provided the opportunity to review this Agreement with counsel of their own choosing. In making this Agreement, each party relies upon their own judgment, belief and knowledge, and has not been influenced in any way by any representations or statements not set forth herein regarding the contents hereof by the entities who are hereby released, or by anyone representing them.

16.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The parties further agree that delivery of an executed counterpart by facsimile or pdf shall be as effective as delivery of an originally executed counterpart. This Agreement shall be of no force or effect until executed by all the signatories.

17.  The Executive warrants that the Executive will return to the Company all software, computers, computer-related equipment, keys and all materials (including, without limitation, copies) obtained or created by the Executive in the course of the Executive’s employment with the Company on or before the Termination Date; provided that the Executive will be able to keep the Executive’s cell phones, personal computers, personal contact list and the like so long as any Confidential Information (as defined in the Employment Agreement) is removed from such items.

18.  Any existing obligations the Executive has with respect to confidentiality, nonsolicitation of clients, nonsolicitation of employees and noncompetition, in each case with the Company or its subsidiaries or affiliates, shall remain in full force and effect, including, but not limited to, Sections 7 and 8 of the Employment Agreement (subject to any modifications expressly provided for under the Transition Agreement).

19.  Any disputes arising from or relating to this Agreement shall be subject to arbitration pursuant to Section 20 of the Employment Agreement.

20.  Should any provision of this Agreement be declared or be determined by a forum with competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SIRIUS XM RADIO LLC

By:
	Name:	PATRICK L. DONNELLY
Title: